UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 30, 2008

DATA DOMAIN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33517	94-3412175
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2421 Mission College Blvd.

Santa Clara, CA 95054

(Address of principal executive offices, including zip code)

(408) 980-4800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of Data Domain, Inc. (“Data Domain”) approved a bonus plan for fiscal year 2008 (the “2008 Plan”), under which executive officers of Data Domain, including its Named Executive Officers, are eligible to receive cash bonus awards.

The 2008 Plan is designed to align the goals of Data Domain’s executive officers with sales and revenue growth objectives for the fiscal year. Under the 2008 Plan, bonuses are to be paid quarterly and will be based on achievement of quarterly sales and revenue objectives. Under the 2008 Plan, bonus target amounts are established as a percentage of base salary. Bonus payouts for each quarter are then determined by reference to Data Domain’s financial results for the quarter relative to the predetermined performance measures. Bonus payouts will begin at 80% of plan achievement and scale linearly to 100% at 100% plan achievement. Over-achievement of goals beyond 100% up to 125% accelerates bonus payout at the rate of 2 to 1; that is, for every 1% over-achievement, the bonus accelerates by 2% of the total bonus amount. From 126% to 150% of plan achievement the bonus payout decelerates to 1.5% per percent of overachievement and from 151% achievement of plan and beyond the bonus payout decelerates to 1.25% per percent of achievement.

After the close of each quarter, the Committee may increase or reduce the bonus, at its discretion, based on criteria in addition to revenue and sales (including our achievement of our financial plan in areas other than sales or revenue, particularly operating profit and gross margins and the individual’s achievement of quarterly objectives).

The 2008 Plan is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the material terms of the 2008 Plan is qualified in its entirety by the full text of the 2008 Plan.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Data Domain, Inc. 2008 Bonus Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATA DOMAIN, INC.

Date: February 5, 2008	By:	/s/ MICHAEL P. SCARPELLI
Michael P. Scarpelli Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Data Domain, Inc. 2008 Bonus Plan.